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                                                                    EXHIBIT 4(f)


                  FARMERS NEW WORLD LIFE INSURANCE COMPANY(R)
              SAVINGS INCENTIVE MATCH PLAN FOR EMPLOYEES (SIMPLE)
                         INDIVIDUAL RETIREMENT ANNUITY
                  AMENDMENT RIDER AND STATEMENT OF ELIGIBILITY


In connection with my application to Farmers New World Life Insurance Company for an SIMPLE Individual Retirement Annuity Plan, I agree that:

A. I have received a copy of the Farmers New World Life Disclosure Statement for SIMPLE Individual Retirement Plans.

   -- or  --

   I received the SIMPLE Disclosure Statement at the same time my policy was delivered to me as required by Internal Revenue Regulations. I may revoke my policy at any time within 10 days of receiving it.

B. This SIMPLE IRA will accept only cash contributions made on your behalf pursuant to the terms of a SIMPLE IRA Plan described in section 408(p) of the Internal Revenue Code. A rollover contribution or a transfer of assets from another SIMPLE IRA of yours will also be accepted. No other contributions will be accepted.

C. If contributions made on your behalf pursuant to a SIMPLE IRA Plan maintained by your employer are received directly by Farmers New World Life from the employer, Farmers New World Life will provide the employer with the summary description required by section 408(l)(2) of the Internal Revenue Code.

D. Prior to the expiration of the 2-year period beginning on the date you first participated in any SIMPLE IRA Plan maintained by your employer, any rollover or transfer by you of funds from this SIMPLE IRA must be made to another SIMPLE IRA of yours. Any distribution of funds to you during this 2-year period may be subject to a 25-percent additional tax if you do not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, you may roll over or transfer funds to any IRA of yours that is qualified under section 408(a) or (b) of the Internal Revenue Code.

I agree to the following modifications of the policy to which this Amendment Rider and Statement of Eligibility is attached.

THE FOLLOWING PROVISIONS WILL APPLY, AND ANY CONFLICTING PROVISIONS IN THE POLICY ARE APPROPRIATELY AMENDED:

1. You, the Payee/Annuitant, are the Owner of the policy at all times. The policy is for the exclusive benefit of you and your beneficiary(ies).

2. The policy is nontransferable except to us on surrender or settlement. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose. Ownership of the policy may not be transferred except in event of a divorce pursuant to a court order.

3. The value of the policy fund will be distributed to you, according to Internal Revenue Service regulations, no later than the first day of April following the calendar year in which you attain age 701/2 (required beginning date).

   a) The distribution will be made over your life or the lives of you and your designated beneficiary; or over a period certain not extending beyond your life expectancy or the joint and last survivor life expectancy of you and your designated beneficiary.

   b) Payments must be made in a single sum or in periodic payments at intervals of no longer than one year. In addition payments may not increase except as provided in Q & A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

   c) All distributions under this section must be made according to IRC
      Section 401(a)(9), including the incidental death benefit requirements of IRC Section 401(a)(9)(G) and the minimum distribution incidental benefit requirements of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

   d) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless you elect otherwise before distributions are required to begin, life expectancies shall be recalculated annually. Your election is irrevocable and applies to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the beneficiary's attained age during the calendar year in which the beneficiary attains age 701/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

4. If you die before the entire policy fund is distributed, the following distribution provisions shall apply:

   a) If you die after distribution has begun, the remaining distribution will be made at least as rapidly as under the method of distribution used before your death.

   b) If you die before distribution begins, the entire fund balance will be paid not later than December 31st of the calendar year containing the fifth anniversary of your death unless your beneficiary elects to receive distributions according to (1) or (2) below:

      (1) If the balance is payable to a beneficiary designated by you, then the entire fund balance will be distributed to your beneficiary in substantially equal payments over the life or over a period certain not greater than the life expectancy of your beneficiary. The payments must start not later than December 31st of the calendar year immediately following the calendar year of your death.

      (2) If the designated beneficiary is your surviving spouse, the distributions must start not later than December 31st of the calendar year immediately




1997 SIMPLE IRA Amendment Rider                           31-1214 / 20153  9/97

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           following the calendar year of your death or December 31st of the calendar year in which you would have attained age 701/2. Your surviving spouse may rollover your entire policy fund to an Individual Retirement Annuity in his or her own name within 60 days of receiving the distribution.

   c) Distributions under this section are considered to have begun if payments have started by your required beginning date or if before your required beginning date, payments irrevocably start to your beneficiary over a period allowed and in an annuity form acceptable under Section 1.401(a)(9) of the Regulations.

   d) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1 .72-9 of the Income Tax Regulations. For distributions beginning after your death, unless your surviving spouse elects otherwise before distributions are required to begin, life expectancies shall be recalculated annually. This election is irrevocable and applies to all subsequent years. For any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

   e) If the beneficiary is your surviving spouse, the spouse may treat this policy as his or her own Individual Retirement Annuity (IRA). This election will be deemed to have been made if the spouse makes a regular contribution to this annuity, makes a rollover to or from this annuity, or fails to elect any of the above provisions.

5.  Your entire interest in this policy is nonforfeitable.

6. Farmers New World Life shall submit any annual reports required by the Internal Revenue Code as well as Treasury Regulations issued regarding the status of this Individual Retirement Annuity.

7. In the event of any conflict between provisions in this annuity and Internal Revenue Regulations, the regulations will control.

8. We reserve the right to amend this annuity at any time to comply with requirements imposed upon Individual Retirement Annuities under Internal Revenue Regulations.


I understand the purpose of this rider is to bring my policy into compliance with Section 408(b) and 408(p) of the Internal Revenue Code of 1986, as amended. I agree to the provisions, conditions, and limitations of this rider.




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         Signature of Owner                          Social Security Number


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              Address                                        Date


Farmers New World Life Insurance Company has issued this rider as a part of the policy to which it is attached effective as of the date of issue of the policy.


                    FARMERS NEW WORLD LIFE INSURANCE COMPANY



                     /s/ JAMES I. RANDOLPH         /s/ JEFFREY T. BLACKBURN

                     James I. Randolph             Jeffrey T. Blackburn
                       Vice President                   Secretary





1997 SIMPLE IRA Amendment Rider                         31-1214 / 20153  9/97